Exhibit 99.1

Warwick Valley Telephone Filing of SEC Form 12b-25 (Warwick, NY, March 19, 2007)

Warwick Valley Telephone Company (Nasdaq: WWVY) (the “Company”) announced today that the Company is unable to file its Annual Report on Form 10-K for the year ended December 31, 2006 by the prescribed time period without unreasonable effort or expense. An extension has been requested because of certain unexpected delays beyond the control of the Company in connection with the preparation of the Annual Report primarily due to the turnover in senior financial management in 2006. During the year ended 2006, the Company continued to correct internal control deficiencies through ongoing remediation efforts. The Company expects to file the 2006 Form 10-K no later than March 30, 2007.

The Company expects a decline in Operating revenues of $2.1 million (or 8%) from $27.3 million in 2005 to $25.2 million in 2006. Revenues from traditional services including local network, network access, long distance network and directory advertising, are expected to decline in 2006. In addition, Internet service revenues are expected to decline as customers continued to migrate to similar Internet services offered by competitors. The Company expects Operating expenses to decrease $1.3 million (or 4%) from $30.3 million in 2005 to $29.0 million in 2006, primarily due to expected decreases in cost for professional services, lower trunkline costs for long distance and internet services, and lower salaries and benefits. Other income is expected to decline by approximately $1.0 million (or 10%) to $9.8 million due primarily to the lower earnings from Orange County-Poughkeepsie Limited Partnership. As a result, net income after taxes is expected to decline by approximately 22.7% to $4.0 million. The foregoing results are unaudited and are subject to adjustment in the course of completing the audit process.

Contact:	Warwick Valley Telephone Co. Kenneth H. Volz Interim Vice President, Chief Financial Officer & Treasurer (845) 986-2107